EXHIBIT 10.3

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN GEORGE NASH AND URS E&C HOLDINGS, INC.

WHEREAS, George Nash (the “Employee”) and URS E&C Holdings, Inc. (the “Company”) entered into an Employment Agreement effective as of September 29, 2011 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, the Employment Agreement is amended effective as of December 14, 2012, as follows:

A.  Sections 6(a) and 6(a)(i) of the Employment Agreement hereby are amended in their entirety to read as follows:

(a)  Severance Payment and Severance Benefits.  In the event that, during the term of the Employee’s employment under this Agreement, either (i) the Company terminates the Employee’s employment for any reason other than Cause or Disability or (ii) the Employee voluntarily resigns his employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason and (iii) such termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), without regard to any alternative definition thereunder, a “Separation from Service”), then:

(i)  The Company shall pay an amount (“Severance Payment”) in a lump sum equal to one hundred percent (100%) of the Employee’s Base Compensation as in effect on the date of employment termination.  The Severance Payment shall be paid within ninety (90) days following the Employee’s Separation from Service; provided, however, that (i) if such ninety (90)-day period begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year, (ii) if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of such Separation from Service, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of such Separation from Service and (iii) in all cases, such payment shall be conditioned upon the Employee’s release becoming effective in accordance with its terms as described in Section 7.  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.

 Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the parties has executed this First Amendment to the Employment Agreement, as of the day and year first above written.

George Nash

By:	/s/ George Nash
George Nash

URS E&C Holdings, Inc.

By:	/s/ Robert W. Zaist
Name: Robert W. Zaist
Title: President, Energy & Construction

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